CONSENT OF INDEPENDENT ACCOUNTANTS



     We have issued our report dated July 27, 1998 accompanying the financial statements of TW Communication Corp. for the year ended February 28, 1997. We hereby consent to the incorporation by reference of said report in the registration statements of Anicom, Inc. on Form S-3A (File Nos. 333-50641, 333-41225, 333-30791, 333-14719) and Form S-8 (File Nos. 333-34357 and
333-10602).





PricewaterhouseCoopers LLP



Chicago, Illinois
July 31, 1998